Exhibit 2.01
STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
Standard Tel Acquisitions, LLC
and
Trans-West Network Solutions, ProLogic Communications, Inc.,
Michael Promotico, Craig Scarborough, Keith Askew,
Herbert C. Rosen, Sam Standridge, and Peggy Standridge

STOCK PURCHASE AGREEMENT
     THIS STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of this 17th day of July, 2008, is by and among Standard Tel Acquisitions, LLC (the “Purchaser”), and Trans-West Network Solutions, Inc., d/b/a Standard Tel, a California corporation (“Trans-West”), ProLogic Communications, Inc., a Nevada corporation (“ProLogic”), Michael Promotico, Herbert C. Rosen, Sam Standridge, and Peggy Standridge (each a “Trans-West Shareholder” and collectively “Trans-West Shareholders”), and Keith Askew and Craig Scarborough (each a “ProLogic Shareholder” and collectively the “ProLogic Shareholders”).
RECITALS
     A. The Trans-West Shareholders are the only owners of all of the issued and outstanding shares (the “Shares”) of common stock of Trans-West;
     B. The ProLogic Shareholders are the registered and beneficial owners of all of the issued and outstanding shares of common stock of ProLogic;
     C. On June 1, 2006, Trans-West and ProLogic formed Standard Tel Networks, LLC (the “Company”), entered into an operating agreement for the operation of the Company (the “Operating Agreement”) and contributed all their assets to the Company, and since such time, the Company business has been operated through the Company;
     D. Trans-West and ProLogic (collectively the “Members”) are the only owners of all of the issued and outstanding membership interests (the “Interests”) of the Company;
     E. The Company is in the business of selling, designing, analyzing and implementing converged Voice over IP (VoIP), data and wireless business communications systems and solutions for commercial organizations of all types and sizes in the United States (collectively, such business activities conducted by the Company together with related activities and business conducted by the Company shall be referred to herein as the “Company Business”);
     F. The Trans-West Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Trans-West Shareholders, all of the Shares, subject to the terms and conditions set forth in this Agreement; and
     G. ProLogic desires to sell to Purchaser, and the Purchaser desires to purchase from ProLogic, all of ProLogic’s Interest in the Company, subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I DEFINITIONS
     “Actual Adjusted EBITDA” has the meaning set forth in Section 2.4.
     “Adjusted EBITDA” means the Company’s earnings before interest, depreciation and amortization for the twelve-month period ending May 31, 2008, as historically calculated by the Company and consistent with the Financial Statements, adjusted, however, as indicated in Schedule 2.3(a). The parties hereto agree that the line item on Schedule 2.3(a) entitled “pro-rated payroll addbacks” is to remain fixed at $769,789, regardless of the Purchaser’s post-closing audit of the twelve-month period ending May 31, 2008, but that all other components of the addbacks listed on the schedule are subject to confirmation and adjustment per the post-closing adjustment process contemplated by Section 2.4.
     “Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Ancillary Agreements” means the Escrow Agreement, the Restrictive Covenant Agreement to be signed by each Seller Party, and the Release and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or any Seller Party in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
     “Baseline Net Asset Value” means the greater of (i) $500,000 or (ii) the amount by which the Company’s assets exceed its liabilities as of May 31, 2008 as reported on the balance sheet included within the Interim Financial Statements submitted on Schedule 4.20; provided, however, that the inventory reflected in such balance sheet shall be adjusted to reflect the actual quantity of the Company’s inventory on May 31, 2008 with the value of such actual inventory being determined using the Company’s historical method of accounting as consistently applied.
     “Brookside” means Brookside Technology Holdings Corp., a Florida corporation.
     “Cash Component” has the meaning set forth in Section 2.2(a).
     “Cash Hold-back” has the meaning set forth in Section 2.3(d).
     “Cash Shortfall” has the meaning set forth in Section 2.4(b).
     “Claims Notice” has the meaning set forth in Section 7.2(a).
     “Closing” has the meaning set forth in Section 3.1.

     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the Recitals.
     “Contracts” means all contracts, agreements (including, without limitation, employment and restrictive covenant agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals and all oral understandings.
     “Controlled Group” has the meaning set forth in Section 4.14(e).
     “Copyright” means all copyrights, copyrightable works, mask work rights, rights in databases, data collections, copyright registrations and applications for copyright registration and equivalents and counterparts of the foregoing.
     “Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, including, without limitation, any and all rights to the following names and domain names: www.standtel.com.
     “Due Diligence Investigation” has the meaning set forth in Section 10.1(a).
     “Due Diligence Period” has the meaning set forth in Section 10.1(a).
     “EBITDA Dispute Notice” has the meaning set for in Section 2.4(a)
     “Employee Plan” or collectively, “Employee Plans” has the meaning set forth in Section 4.14(a).
     “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure of any building or improvement.
     “Environmental Condition” means any condition of the Environment with respect to the Real Property, with respect to any property previously owned, leased or operated by the Company to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company prior to the Closing Date has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results, or could possibly result, in any Hazardous Material Release, or Threat of Hazardous Material Release, damage, loss, cost, expense, claim, demand, order or liability.

     “Environmental Law” means any federal, state or local law, regulation, rule, ordinance, common law, policy or guideline relating to the health, safety or protection of the Environment, Hazardous Material Releases into the Environment, workplace safety or injury to persons relating to Hazardous Material Releases of into the Environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” has the meaning set forth in Section 2.3(d).
     “Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Purchaser, the Seller Parties and Escrow Agent in the form attached hereto as Exhibit A.
     “Estimated Adjusted EBITDA” has the meaning set forth in Section 2.3(a).
     “Estimated Net Assets” has the meaning set forth in Section 2.5.
     “Expiration Date” has the meaning set forth in Section 7.3(a).
     "Excluded Representations” has the meaning set forth in Section 7.3(a).
     “Family Affiliate” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of any Person.
     “Financial Statements” has the meaning set forth in Section 4.20(a).
     “GAAP” means United Stated Generally Accepted Accounting Principles.
     “Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business. The term “Guarantee” used as a verb has a correlative meaning.
     “Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or which could give rise to, liability under any Environmental Law.
     “Hazardous Materials Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.
     “Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) any and all amounts owed by the Company to any of their Affiliates, including, without limitation, the Seller Parties, and (C) any and all bonuses or incentive payments owed by the Company to any of their employees.
     “Indemnified Party” has the meaning set forth in Section 7.2(a).
     “Indemnifying Party” has the meaning set forth in Section 7.2(a).
     “Indemnity Threshold” has the meaning set forth in Section 7.2(a).
     “Independent Accountant” means a nationally or internationally recognized accounting firm (other than a firm which has provided services to Purchaser or Seller Parties) mutually agreed upon by Purchaser and Seller Representative; provided, however, that should the parties be unable to agree on such accounting firm within thirty days after the determination of need for such Independent Accountant pursuant to Section 2 hereof, such firm shall be determined in Purchaser’s reasonable discretion (it being agreed that such firm selected by Purchaser shall not have provided services to Purchaser or Seller Parties).

     “Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.
     “Interest” has the meaning set forth in the Recitals.
     “Interim Financial Statements” has the meaning set forth in Section 4.20(a).
     “Investment” means any equity interest, directly or indirectly, in any Person.
     “IRS” means the Internal Revenue Service.
     “To the knowledge of the Seller Parties” and similar phrases mean that none of the Seller Parties, nor the directors, shareholders, officers or managers of the Company, has any actual knowledge, implied knowledge or belief that the statement made is incorrect. For this purpose, “implied knowledge” means all information available in the books, records and files of the Company or Trans-West and all information that any of such Persons should have known in the course of operating and managing the business and affairs of the Company or Trans-West.
     “Law” means any law, statute, code, ordinance, regulation, interpretation, ruling or other requirement of any Governmental Authority.
     “Lease” has the meaning set forth in Section.
     “Leased Real Property” has the meaning set forth in Section 4.7(b).
     “Liability Claim” has the meaning set forth in Section 7.2(a).
     “Liens” has the meaning set forth in Section 2.1(a).
     “Litigation Conditions” has the meaning set forth in Section 7.2(b).
     “Losses” has the meaning set forth in Section 7.1(a).
     "Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance, or effect that is, or could reasonably expected to be, materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations or business prospects of the Company or Trans-West taken as whole or on the ability of the Seller Parties to consummate timely the transactions contemplated herein; provided, however, any change or circumstance resulting primarily from generally applicable economic conditions shall not constitute a Material Adverse Effect.
     “Material Customers” has the meaning set forth in Section 4.27(a).
     “Material Suppliers” has the meaning set forth in Section 4.27(b).

     “Net Asset Value” has the meaning set forth in Section 2.5(a).
     “Net Asset Value Excess” has the meaning set forth in Section 2.5(c).
     “Net Asset Value Shortfall” has the meaning set forth in Section 2.5(b).
     “Net Asset Value Dispute Notice” has the meaning set forth in Section 2.5(a).
     “Operating Agreement” has the meaning set forth in the Recitals.
     “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.
     “Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).
     “Owned Real Property” has the meaning set forth in Section 4.7(a).
     “Patents” means all patents, industrial and utility models, industrial designs, certificates of invention and other indicia of invention ownership issued or granted by any Governmental Authority, and all applications, provisionals, reissues, re-examinations, extensions, divisions, continuations (in whole or in part) and equivalents and counterparts of the foregoing.
     “Permit” means any environmental permit, license, approval, consent or authorization issued by a federal, state or local governmental authority.
     “Permitted Leases and Notes” mean the capital equipment and automobile leases and promissory notes set forth in Schedule 10.2(g), in an amount not to exceed the amounts set forth on such schedules.
     “Per Share Price” has the meaning set forth in Section 2.2(b).
     “Permitted Liens” means Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date.
     “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
     “ProLogic” has the meaning set forth in the preamble to this Agreement.

     “ProLogic Shareholders” has the meaning set forth in the preamble to this Agreement.
     “Promotico Employment Agreement” has the meaning set forth in Section 3.2(d).
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Purchaser” has the meaning set forth in the preamble to this Agreement.
     “Purchaser’s Confidential Information” has the meaning set forth in Section 8.1(a).
     “Restrictive Covenant Agreement” has the meaning set forth in Section 2.2(a).
     “Real Property” means any and all real property and interests in real property of the Company, including the Owned Real Property and the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.
     “Real Property Leases” has the meaning set forth in Section 4.7(b).
     “Returns” means all Tax returns, statements, reports and forms (including estimated Tax or information returns and reports).
     “Release” has the meaning set forth in Section 3.2(e).
     “Seller Parties” means Trans-West, ProLogic, the Trans-West Shareholders and the ProLogic Shareholders.
     “Seller Representative” means Michael Promotico.
     “Shares” has the meaning set forth in the Recitals.
     “Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed.
     “Stock Component” has the meaning set forth in Section 2.2(b).
     “Stock Holdback” has the meaning set forth in Section 2.3(c).
     “Stock Shortfall” has the meaning set forth in Section 2.4(b)(ii).
     “Tangible Personal Property” has the meaning set forth in Section 4.7(c).

     “Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, GST, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of the Company for the payment of any amounts as a result of being a party to any tax sharing agreements or arrangements (whether or not written) binding on the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
     “Tax Matter” has the meaning set forth in Section 6.3.
     “Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
     “Threat of Hazardous Material Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.
     “Trademarks” means all trademarks, trade names, fictitious business names, service marks, certification marks, collective marks and other proprietary rights to words, names, slogans, symbols, logos, devices, sounds, other things or combination thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations, renewals and applications for registration, equivalents and counterparts of the foregoing, and the goodwill of the Company associated with each of the foregoing.
     “Trade Secrets” means all inventions, discoveries, ideas, processes, designs, models, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software code, technical information, data and databases, drawings and blueprints, and all other information and materials that would constitute a trade secret under applicable law.
     “Trans-West” has the meaning set forth in the preamble to this Agreement.
     “Trans-West Shareholder” has the meaning set forth in the preamble to this Agreement.
ARTICLE II PURCHASE AND SALE
     2.1 Purchase and Sale.

          (a) Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Trans-West Shareholders and the Trans-West Shareholders shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares (collectively, the “Liens”).
          (b) Purchase and Sale of Interest. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from ProLogic and the ProLogic shall sell, transfer, assign, convey and deliver to the Purchaser, all of ProLogic’s Interests in the Company, free and clear of all Liens.
     2.2 Purchase Price. In full consideration for the transfer of the Shares and the Interests, and the Seller Parties entering into the form of restrictive covenant agreement attached as Exhibit B hereto (the “Restrictive Covenant Agreement”), the Purchaser shall pay or cause to be paid to the Trans-West Shareholders and ProLogic, subject to the adjustments and payable in the manner set forth below, and less any and all outstanding Indebtedness (other than the Permitted Leases and Notes) of the Company as of the Closing Date, the following (the “Purchase Price”):
          (a) a payment of immediately available funds in an amount equal to three times the Actual Adjusted EBITDA minus Three Hundred Thousand Dollars ($300,000.00) (the “Cash Component”); and
          (b) such number of shares of the common stock of Brookside as shall be determined by dividing the Actual Adjusted EBITDA by the weighted average closing stock price of Brookside (“Per Share Price”) during the thirty (30) days prior to Closing Date (the “Stock Component”).
     2.3 Closing Payment. An estimate of the Purchase Price shall be paid at Closing as follows:
          (a) No later than five days before Closing, the Company shall prepare and deliver to Purchaser a schedule setting forth the calculation of the Adjusted EBITDA for the Company for the twelve-month period ending May 31, 2008 (the “Estimated Adjusted EBITDA”).
          (b) At Closing, Purchaser shall pay to the Seller Parties an amount equal to three times the Estimated Adjusted EBITDA minus Eight Hundred Thousand and No/Dollars ($800,000.00).
          (c) At Closing, Purchaser shall pay the Seller Parties one-half of such number of shares of Brookside as shall be determined by dividing the Estimated Adjusted EBITDA by the Per Share Price.
          (d) At Closing, the Purchaser shall deposit with Shumaker, Loop & Kendrick, LLP (the “Escrow Agent”) (i) Five Hundred Thousand Dollars ($500,000.00) (the “Cash

Holdback”) and (ii) one-half of such number of shares of Brookside as shall be determined by dividing the Estimated Adjusted EBITDA by the Per Share Price (“Stock Holdback”), which shall be held, administered and distributed by Escrow Agent in accordance with the terms of the Escrow Agreement and Sections 2.4 and 2.5 and Article VII of this Agreement.
     2.4 EBITDA Adjustment
          (a) Within ninety (90) days after the Closing Date, Purchaser shall deliver to Seller Representative a schedule setting forth its calculation of the Adjusted EBITDA for the Company for the twelve month period ending on May 31, 2008 (the “Actual Adjusted EBITDA”). The Seller Representative shall have a thirty (30) day period to review the Purchaser’s calculation of the Actual Adjusted EBITDA. If Seller Representative disputes Purchaser’s calculation of the Actual Adjusted EBITDA, Seller Representative shall deliver a written notice (“EBITDA Dispute Notice”) to Purchaser within thirty (30) days of delivery of Purchaser’s calculation. Seller Representative shall set forth in detail in the EBITDA Dispute Notice the basis for its disagreement with the Purchaser’s calculation of the Actual Adjusted EBITDA. If Seller Representative fails to deliver the EBITDA Dispute Notice within the allotted time period, Seller Representative shall be deemed to have agreed to the given calculation delivered by Purchaser, which calculation shall be final, conclusive and binding upon all of the parties hereto. If Seller Representative disputes the calculation of the Actual Adjusted EBITDA within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the EBITDA Dispute Notice. If Purchaser and Seller Representative can resolve their dispute and agree upon the calculation of the Actual Adjusted EBITDA, they shall memorialize their agreement in writing and such mutually agreed upon figure shall be final, conclusive and binding upon all of the parties. If Purchaser and Seller Representative cannot resolve the dispute to their mutual satisfaction, Purchaser and Seller Representative shall engage the Independent Accountant to determine the appropriate amount of Actual Adjusted EBITDA consistent with this Agreement. The fees and expenses of the Independent Accountant shall be shared equally by Purchaser, on the one hand, and Seller Parties, on the other hand, with each being severally, but not jointly, responsible for one half of such fees and expenses. Each of Purchaser and Seller Parties shall provide the Independent Accountant such of their respective work papers as may be requested by the Independent Accountant. The Independent Accountant shall be requested to complete its engagement within forty-five (45) days of being retained by Purchaser and Seller Parties. The determination of the Independent Accountant shall be final, binding and conclusive upon the parties.
          (b) Upon the final, conclusive and binding determination of the Actual Adjusted EBITDA in accordance with Section 2.4(b), if such amount is less than the Estimated Adjusted EBITDA:
               (i) The difference between the Cash Component determined using the Estimated Adjusted EBITDA and the Cash Component determined using the Actual Adjusted EBITDA (the “Cash Shortfall”) shall be deducted from the Cash Holdback. If, after such deduction, any cash remains, such remainder shall promptly be paid to Seller Parties, subject to any further adjustments as contemplated by Section 2.5 below. If the Cash Shortfall exceeds the Cash Holdback, Seller Parties shall promptly (and in any event within five (5) days) jointly and severally pay the amount of such excess to Purchaser in cash.

               (ii) The difference between the Stock Component determined using the Estimated Adjusted EBITDA and the Stock Component determined using the Actual Adjusted EBITDA shall hereinafter be referred to as the (“Stock Shortfall”). One-half of the Stock Shortfall shall be deducted from the Stock Holdback and Seller Parties shall promptly (and in any event within five (5) days) return to Purchaser shares of common stock of Brookside paid at Closing in an amount equal to the other half of the Stock Shortfall. Subject to the adjustment contemplated by Sections 2.5 below and Purchaser’s rights of set-off, pursuant to Section 7.3(b), any remaining shares in the Stock Holdback, as adjusted pursuant to this Section, shall be paid to Seller Parties on the first anniversary of the Closing Date.
          (c) Upon the final, conclusive and binding determination of the Actual Adjusted EBITDA in accordance with Section 2.4, if such amount is more than the Estimated Adjusted EBITDA:
               (i) Purchaser shall promptly pay Seller Parties, in immediately available funds, an amount equal to the difference between the Cash Component determined using the Estimated Adjusted EBITDA and the Cash Component determined using the Actual Adjusted EBITDA; and
               (ii) Purchaser shall promptly cause Brookside to issue to Seller Parties, such number of shares of common stock of Brookside equal to (A) the amount equal to the difference between the Stock Component determined using the Estimated Adjusted EBITDA and the Stock Component determined using the Actual Adjusted EBITDA divided by (B) the Per Share Price.
     2.5 Net Assets Purchase Price Adjustment.
          (a) Within ninety (90) days after the Closing Date, Purchaser shall deliver to Seller Representative a schedule setting forth its calculation of the Net Asset Value. “Net Asset Value” means the amount by which the Company’s assets exceed the Company’s liabilities on the Closing Date determined on the basis of the Company’s historical method of accounting as consistently applied, as reflected in the calculation of the Baseline Net Asset Value. The parties acknowledge and agree that the Company’s inventory will be restated at the Closing by a physical inventory, and the results of such inventory will be reflected in the Net Asset Value at Closing. The Seller Representative shall have a thirty (30) day period to review the Purchaser’s calculation of the Net Asset Value. If Seller Representative disputes Purchaser’s calculation of the Net Asset Value, Seller Representative shall deliver a written notice (“Net Asset Value Dispute Notice”) to Purchaser within thirty (30) days of delivery of Purchaser’s calculation. Seller Representative shall set forth in detail in the Net Asset Value Dispute Notice the basis for its disagreement with the Purchaser’s calculation of the Net Asset Value. If Seller Representative fails to deliver the Net Asset Value Dispute Notice within the allotted time period, Seller Representative shall be deemed to have agreed to the given calculation delivered by Purchaser, which calculation shall be final, conclusive and binding upon the parties. If Seller Representative disputes the calculation of the Net Asset Value within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Net Asset Value Dispute Notice. If Purchaser and Seller Representative can resolve their dispute and agree upon the calculation of the Net Asset Value, they shall memorialize their agreement in writing and such mutually agreed upon figure shall be final, conclusive and binding upon all of the parties. If Purchaser and Seller Representative cannot resolve the dispute to their mutual satisfaction, Purchaser and Seller Representative shall engage the Independent Accountant to determine the appropriate amount of Net

Asset Value consistent with this Agreement. The fees and expenses of the Independent Accountant shall be shared equally by Purchaser, on the one hand, and Seller Parties, on the other, with each being severally, but not jointly, responsible for one half of such fees and expenses. Each of Purchaser and Seller Parties shall provide the Independent Accountant such of their respective work papers as may be requested by the Independent Accountant. The Independent Accountant shall be requested to complete its engagement within forty-five (45) days of being retained by Purchaser and Seller Representative. The determination of the Independent Accountant shall be final, binding and conclusive upon the parties.
          (b) Upon the final, conclusive and binding determination of the Net Asset Value in accordance with Section 2.5, if such amount is less than the Baseline Net Asset Value (the amount of such shortfall being hereinafter referred to as the “Net Asset Value Shortfall”):
               (i) Seventy-five percent (75%) of the Net Asset Value Shortfall shall be deducted from the Cash Holdback and such amount shall promptly be released from escrow and returned to Purchaser. If, after such deduction, any cash remains, such remainder shall promptly be paid to the Seller Parties, subject to any further adjustments as contemplated by Section 2.4 above. If the Cash Shortfall exceeds the Cash Holdback, Seller Parties shall promptly (and in any event within five (5) days) jointly and severally pay the amount of such excess to Purchaser in cash.
               (ii) An amount of shares of Brookside common stock in the amount of twenty-five percent (25%) of the Net Asset Value Shortfall divided by the Per Share Price, shall be deducted from the Stock Holdback and such shares shall promptly be released from escrow and returned to Purchaser for cancellation. Subject to the adjustment contemplated by Sections 2.4 above and Purchaser’s rights of set-off, pursuant to Article VII, the remaining Stock Holdback, as adjusted pursuant to this Section, shall be paid to Seller Parties on the first anniversary of the Closing Date.
          (c) Upon the final, conclusive and binding determination of the Net Asset Value in accordance with Section 2.5, if such amount is more than the Baseline Net Asset Value (the amount of such excess being hereinafter referred to as the “Net Asset Value Excess”):
               (i) Purchaser shall promptly pay to Seller Parties, in immediately available funds, cash in the amount of seventy five percent (75%) of the Net Asset Value Excess; and
               (ii) Purchaser shall promptly cause Brookside to issue to Seller Parties, such number of shares of common stock of Brookside equal to twenty five percent (25%) of the Net Asset Value Excess divided by the Per Share Price.
     2.6 Allocation of Purchase Price. The Purchase Price, as adjusted, shall be allocated and paid to the Seller Parties in the percentages set forth in Schedule 2.6. The portion of the Purchase Price allocated to ProLogic’s Interests in the Company shall be re-allocated among the underlying assets of the Company for purposes of Sections 741 and 751, 754 and 755 of the Code as follows: (i) the fair market value of those assets included in the Interim Financial Statements of the Company shall be deemed to be equal to the values shown on such statements (adjusted as appropriate to the Closing Date); and (ii) the fair market value of the good will and going concern value of the Company shall be deemed to equal any residual amount of the Purchase Price so allocated.

ARTICLE III CLOSING AND DELIVERIES
     3.1 Closing. Unless this Agreement is terminated prior to the Closing Date (as defined below), the closing of the transactions contemplated hereby (the “Closing”) shall take place on or before August 31, 2008, provided that the conditions precedent to Closing which have not been waived by Purchaser or Seller Parties have been fulfilled (the “Closing Date”), at the offices of the Purchaser, unless another date or place is agreed to in writing by the parties hereto.
     3.2 Deliveries by the Seller Parties. At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Purchaser the following items:
          (a) a receipt evidencing receipt by the Seller Parties of the Cash Component of the Purchase Price;
          (b) a copy of the Escrow Agreement, duly executed by each Seller Party;
          (c) a copy of the Restrictive Covenant Agreement, duly executed by each Seller Party;
          (d) a copy of an employment agreement, by and between Michael Promotico and the Company, duly executed by Michael Promotico, in the form mutually acceptable to Michael Promotico and the Purchaser (the “Promotico Employment Agreement”);
          (e) a copy of a release, in the form attached hereto as Exhibit C, duly executed by each Seller Party (the “Release”);
          (f) a legal opinion of counsel to the Seller Parties in form attached hereto as Exhibit “D”, (the “Opinion”) ;
          (g) (i) a stock certificate or certificates representing all of the Shares with duly executed stock power(s) attached in proper form for transfer to the Purchaser; (ii) a certificate or certificates representing all of the Interests with duly executed power(s) attached in proper form for transfer to the Purchaser; and (iii) any other documents that are necessary to transfer to the Purchaser good and valid title to the Shares and Interests, with any necessary transfer tax stamps affixed or accompanied by evidence that all transfer Taxes have been paid;
          (h) a reasonably current good standing certificate for:
               (i) the Company issued by the Secretary of State of the State of California and by the secretary of state in each state in which the Company is qualified to do business as a foreign corporation; and
               (ii) Trans-West issued by the Secretary of State of the State of California and by the secretary of state in each state in which Trans-West is qualified to do business as a foreign corporation.

          (i) copies of the Articles of Organization of the Company, certified by the Secretary of State of the State of California, and copies of the Operating Agreement of the Company, certified by an officer of the Company;
          (j) copies of the Articles of Incorporation of Trans-West, certified by the Secretary of State of the State of California, and copies of their Bylaws of the, certified by an officer of Trans-West;
          (k) the original corporate record books and member record books of the Company and Trans-West, respectively;
          (l) a certificate of an officer of the Company and Trans-West, dated as of the Closing Date, setting forth in sufficient detail acceptable to the Purchaser the aggregate amount of each of their Indebtedness as of the Closing Date;
          (m) appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Purchaser to extinguish all Indebtedness of the Company and Trans-West and all security interests related thereto, to the extent directed by the Purchaser;
          (n) all of the consents listed on Schedule 4.6;
          (o) written resignations of each director and officer of the Company and Trans-West;
          (p) copies of resolutions of the Board of Directors of ProLogic approving the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, certified by an officer of ProLogic; and
          (q) such other documents and instruments as the Purchaser shall reasonably request to consummate the transactions contemplated by this Agreement.
     3.3 Deliveries by the Purchaser. At Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller Parties the following items:
          (a) the Purchase Price payable as set forth in Section 2.2;
          (b) a copy of the Escrow Agreement, duly executed by the Purchaser;
          (c) a copy of the Promotico Employment Agreement, duly executed by the Company; and
          (d) such other documents and instruments as the Seller Parties shall reasonably request to consummate the transactions contemplated by this Agreement.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
     The Seller Parties represent and warrant to the Purchaser as follows:
     4.1 Existence and Good Standing. Trans-West and the Company are companies duly incorporated, validly existing and in good standing under the laws of the State of California and are duly authorized, qualified or licensed to do business as foreign corporations in each of the jurisdictions set forth on Schedule 4.1. Neither Trans-West nor the Company is qualified to do business in any jurisdiction other than as set forth on Schedule 4.1 and the nature of the business conducted by Trans-West and the Company, nor the property owned, licensed or operated by Trans-West and the Company, requires them to qualify to do business as a foreign corporation in any other jurisdiction.
     4.2 Power. Each of Trans-West and the Company has the requisite corporate or other power and authority to (a) own or lease and to operate its respective properties and assets as and where currently owned, operated and leased and (b) carry on its respective business as currently conducted.
     4.3 Validity and Enforceability. The Seller Parties have the requisite corporate or other power, authority and capacity to execute, deliver and perform the Seller Parties’ obligations under this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements have been duly authorized, executed and delivered by the Seller Parties and, assuming due authorization, execution and delivery by the Purchaser, represent the legal, valid and binding obligations of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of the Seller Parties is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
     4.4 Capitalization.
          (a) The authorized capital stock of Trans-West consists of 1,000,000 shares of common stock, of which 120,000 shares are issued, and all of which have been duly authorized and validly issued and are fully paid and non-assessable. The Shares represent the only issued and outstanding shares of the capital stock of Trans-West. Except as set forth on Schedule 4.4(a), there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, of any kind obligating Trans-West to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. Except as set forth on Schedule 4.4(a) there are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of Trans-West. Schedule 4.4(a) lists all of the Subsidiaries of Trans-West and except as listed on Schedule 4.4(a), Trans-West has no Subsidiaries or other Investments.
          (b) The Interests constitute all of the outstanding membership interests of the Company, all of which have been duly authorized and validly issued and are fully paid and non-

assessable, and there no other equity interests in the Company. Trans-West owns 80% of the Interest, free and clear of all Liens, and ProLogic owns the other 20% of the Interest, free and clear of all Liens. Except as set forth on Schedule 4.4(b), there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional membership interest or other equity securities. Except as set forth on Schedule 4.4(b) there are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Except as listed on Schedule 4.4(b), the Company has no Subsidiaries or other Investments.
     4.5 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements to which the Seller Parties are a party nor the performance by the Seller Parties of their obligations hereunder or thereunder will (a) violate or conflict with the Articles of Incorporation or Bylaws of Trans-West or, to the knowledge of the Seller Parties, any Law or Order, (b) violate or conflict with the Articles of Organization or Operating Agreement of the Company or any Law or Order (c) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which Trans-West or the Company are a party or by which any of the assets or the properties of Trans-West or the Company are bound or (c) result in the creation or imposition of any Lien with respect to any of the assets or properties of Trans-West or the Company.
     4.6 Consents. Except as set forth on Schedule 4.6, no consent, approval or authorization of any Person, including any Governmental Authority, is required to be made or obtained by any of the Seller Parties or the Company in connection with the execution and delivery by the Seller Parties of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
     4.7 Property.
          (a) Title.
               (i) ProLogic has good and marketable title to its Interests, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to ProLogic’s Interest, free and clear of all Liens.
               (ii) Trans-West Shareholders have good and marketable title to the Shares, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Shares free and clear of all Liens.
               (iii) Other than the Permitted Liens, the Company has (i) good and marketable indefeasible fee simple title to the real property, together with all of the improvements thereon, to those properties set forth on Schedule 4.7(a)(i) (the “Owned Real Property”) and (ii) good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its other tangible assets and properties (including, without limitation, the Leased Real Property).

          (b) Real Property Leases. Schedule 4.7(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by Trans-West or the Company (collectively, the “Leased Real Property”) including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company or Trans-West pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no existing defaults by Trans-West or the Company or, to the knowledge of the Seller Parties, the lessor under any of the Real Property Leases, and, to the knowledge of the Seller Parties, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.7(b), (i) no consent is required from the lessor under any of the Real Property Leases in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate or Family Affiliate of Trans-West, the Company or any Seller Parties is the owner or lessor of any Leased Real Property.
          (c) Tangible Personal Property. Schedule 4.7(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $5,000 or more, that is owned or leased by the Company (the “Tangible Personal Property”).
          (d) Absence of Violations. Except as set forth on Schedule 4.7(d):
               (i) None of the Real Property, nor the leasing, occupancy or use of the Real Property, is in violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation, and there are no work orders, notices of deficiency or notices of violation issued by any Governmental Authority affecting the Real Property.
               (ii) The condition and use of the Real Property conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. Trans-West and the Company have obtained all permits necessary for the operation of the business of Trans-West and the Company at the Real Property, and each is zoned to permit the current use of the Real Property.
               (iii) All utilities and services enter the Real Property from adjoining public streets.
          (e) Reassessments. To the knowledge of Seller Parties, there is not now pending nor contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by Trans-West or the Company under any agreement relating to the Real Property.

          (f) No Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. The Seller Parties have not received any written notice or oral notice of any such proceeding, and the Seller Parties have no knowledge that any such proceeding is contemplated.
          (g) Condition of Property. There are no material defects in, mechanical failure of, or damage to, the Real Property. The mechanical, electrical and HVAC systems serving the Real Property are in good working condition.
     4.8 Necessary Property and Condition of Property. The assets and properties owned, leased or licensed by the Company are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and constitute all of the properties necessary to conduct the Company Business as it is currently conducted.
     4.9 Company Business. On June 1, 2006, Trans-West and ProLogic formed the Company, entered into the Operating Agreement and contributed all of their assets and operations to the Company. Except as set forth on Schedule 4.9, since such time, all business of Trans-West and ProLogic, including the Company Business, has been conducted solely by the Company. Except as set forth on Schedule 4.9, neither Trans-West nor ProLogic have any assets or operations, other than their respective Interests in the Company. Except as set forth on Schedule 4.9, Trans-West has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted), obligations, Indebtedness, Contracts or employees and is not a party to any agreements or Contracts other than the Operating Agreement, all of which will be terminated prior to Closing.
     4.10 Litigation. Except as set forth on Schedule 4.10, there is no instance in which Trans-West or the Company is or has been within the three-year period prior to the Closing Date (a) subject to any unsatisfied Order or (b) a party or, to the knowledge of the Seller Parties, is threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. No event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of any of the Seller Parties, threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, there are no pending or, to the knowledge of any of the Seller Parties, threatened actions by any Governmental Authority to modify the zoning classification of, or to condemn or take by power of eminent domain (or purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.
     4.11 Compliance with Laws. To the knowledge of the Seller Parties, Trans-West and the Company are now, and have been within the past three years, in compliance with all Laws and Orders, including, without limitation, those respecting (a) labor and employment Laws, standards and practices (including, without limitation, all payroll and payroll withholding practices associated therewith), (b) zoning, and (c) Intellectual Property. None of the Seller Parties have knowledge of any proposed Law or Order that would be applicable to Trans-West or the Company and that would reasonably be expected to adversely affect any assets, properties, liabilities, operations or prospects of Trans-West or the Company.
     4.12 Conduct of Business. Except as set forth on Schedule 4.12, since March 31, 2008, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any adverse change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since December 31, 2007, and except as set forth on Schedule 4.12, the Company has not:
          (a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business and (iii) borrowings under lines of credit existing on such date;
          (b) sold, assigned, licensed, leased or transferred (including, without limitation, transfers with employees, Affiliates, the Seller Parties or their respective Family Affiliates) any assets or properties except in the Ordinary Course of Business, or cancelled any debts or claims;
          (c) waived any rights of value or suffered any losses in the Ordinary Course of Business;
          (d) declared or paid any dividends or other distributions with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options;
          (e) taken any other action or entered into any other transaction (including any transactions with employees, Affiliates, shareholders or their respective Family Affiliates) other than in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;
          (f) (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant except in the Ordinary Course of Business, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or (iii) made any commitment or incurred any liability to any labor organization;
          (g) made any capital expenditures or commitments therefor;
          (h) made any material change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements, except as may be required under applicable Law;
          (i) made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties;

          (j) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;
          (k) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required to be disclosed in the schedules to this Agreement;
          (l) commenced or terminated any line of business; or
          (m) received written notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it.
     4.13 Labor Matters.
          (a) Union and Employee Contracts. Except as set forth on Schedule 4.13(a), (i) neither the Company nor Trans-West is a party to, bound by or currently negotiating any written or oral employment, services, fee, union, collective bargaining, agency, management, independent contractor, consulting or similar type of agreements, contracts or arrangements, including, without limitation, any change of control, termination or severance, employee compensation or benefits, bonus, retention bonus, profit-sharing, stock or stock option, unusual or special employment compensation arrangements, (ii) neither the Company nor Trans-West have agreed to recognize any union or other collective bargaining unit and (iii) no union or collective bargaining unit has been certified as representing the employees of Trans-West or the Company and no organizational attempt has been made or, to the knowledge of any of the Seller Parties, threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of Trans-West or the Company. Except as set forth on Schedule 4.13(a), neither Trans-West, the Company, nor any of their predecessors has experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty during the past five years. Neither Trans-West nor the Company employ any employee who cannot be dismissed immediately without notice and without further liability to Trans-West or the Company, subject to applicable laws, rules and regulations relating to employment discrimination.
          (b) List of Employees, Etc. Schedule 4.13(b) sets forth a list of the employees, consultants and independent contractors of Trans-West and the Company, their positions, their dates of hire, whether their status is active or inactive (and if inactive, the reason that they are inactive and their expected return to work date), their work status (full-time, part-time, temporary, casual, etc.), the rate of all regular and special compensation payable to each such person in any and all capacities and any regular or special compensation that will be payable to each such person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation. None of the Seller Parties has any knowledge that any of the employees with respect to the Company Business intends to terminate their employment relationship with the Company.
          (c) Labor and Employee Laws. There are no audits, complaints, claims or charges pending, outstanding, or to the knowledge of any of the Seller Parties, anticipated or threatened, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any Governmental Authority against or in respect of Trans-West or the Company under any Laws, and without limiting the generality of the foregoing, there are no outstanding, pending or threatened charges or complaints against Trans-West or the Company relating to unfair labor practices or discrimination or under any legislation relating to employees, labor or labor relations. Trans-West and the Company have paid in full all amounts owing under applicable workers compensation legislation, and the workers’ compensation claims experience of Trans-West or the Company would not permit a penalty reassessment under such legislation. There are no charges or orders requiring Trans-West or the Company to comply outstanding under applicable occupational health and safety legislation.
     4.14 Employee Benefit Plans.
          (a) Schedule 4.14 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, disability, bonus, incentive, stock option or stock purchase, retirement, pension, profit sharing or deferred compensation, post-retirement, employee group insurance, plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, foreign or domestic), and any trust, escrow or similar agreement related thereto, whether or not funded, with respect to which Trans-West or the Company has any liability or is required to make payments, transfers or contributions in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of Trans-West or the Company (all of the above being individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Neither Trans-West nor the Company have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.
          (b) True and complete copies of the following materials have been made available or delivered to the Purchaser: (i) all current plan documents in effect for each Employee Plan and amendments thereto or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination or opinion letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions in effect, summaries of material modifications, annual reports and summary annual reports for each Employee Plan to which ERISA’s reporting and disclosure requirements apply, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) the most recent actuarial reports and financial statements relating to any Employee Plan, if applicable.
          (c) Each Employee Plan has been operated and administered in accordance with its terms in all material respects, and any related documents or agreements have been maintained in compliance with all applicable Laws in all material respects. To the knowledge of the Seller Parties, there have been no non-exempt prohibited transactions or breaches of fiduciary duties by Trans-West or the Company under ERISA with respect to the Employee Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on Trans-West or the Company.
          (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination or opinion letter issued by the IRS, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and, to the knowledge of the Seller Parties, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
          (e) Neither Trans-West, the Company, nor any member of the “Controlled Group” currently has at any time within the past six years from the date of this Agreement had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. For purposes of this Agreement, “Controlled Group” means any member of any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with Trans-West or the Company or (ii) which together with Trans-West or the Company is treated as a single employer under Section 414(t) of the Code.
          (f) With respect to each group health plan benefiting any current or former employee of Trans-West, the Company, or any member of the Controlled Group that is subject to Section 4980B of the Code, Trans-West, the Company, and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA.
          (g) There is no pending or, to the knowledge of the Seller Parties, threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits).
          (h) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date have been paid, made or accrued on or before the Closing Date.
          (i) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.
          (j) Except as set forth on Schedule 4.14(j), the execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Trans-West or the Company to any current or former officer, employee, director or consultant (or dependants of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of Trans-West or the Company.
          (k) Trans-West and the Company have reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.

          (l) No Employee Plan provides benefits to any Person who is not a current or former employee of Trans-West, the Company or a dependent or other beneficiary of any such current or former employee.
     4.15 Environmental. Except as set forth on Schedule 4.15:
          (a) To the knowledge of the Seller Parties, there are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.
          (b) To the knowledge of the Seller Parties, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. Neither Trans-West nor the Company sell and have not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.
          (c) Trans-West and the Company presently are and have been in material compliance with all Environmental Laws applicable to the Real Property or formerly owned, leased or operated locations or the Company Business, and, to the knowledge of the Seller Parties, there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.
          (d) Neither Trans-West nor the Company has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property or formerly owned, leased or operated locations, except in compliance with all applicable Environmental Laws; (i) the Seller Parties have no knowledge of any Hazardous Materials Release or Threat of Hazardous Materials Release at or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law; and (ii) the Seller Parties have no knowledge of any Hazardous Materials Release or Threat of Hazardous Materials Release at or in the vicinity of locations formerly owned, leased or operated by Trans-West or the Company that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by Trans-West or the Company pursuant to any Environmental Law.
          (e) Neither Trans-West nor the Company has (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Real Property or formerly owned, leased or operated locations or any facilities or operations thereon; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition; or (iv) been subject to or, to the knowledge of any of the Seller Parties, threatened with any governmental or citizen enforcement action with respect to any Environmental Law.
          (f) (i) There currently are effective all Permits required under any Environmental Law which are necessary for Trans-West’s or the Company’s activities and operations at the Real

Property and for any past or ongoing alterations or improvements at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.
          (g) Trans-West and the Company have made available to the Purchaser copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials at, upon or from the Real Property or formerly owned, leased or operated locations, spill control plans and environmental agency reports and correspondence.
     4.16 Contracts. Trans-West is not a party and is not bound to any Contract other than as set forth on Schedule 4.16(a). Schedule 4.16(b) contains an accurate and complete list of all of the following types of Contracts to which the Company is a party or by which the Company is bound, grouped into the following categories: (i) Contracts with any Material Customers; (ii) Contracts with any Material Supplier; (iii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property; (iv) employment, consulting and sales representative Contracts (excluding oral Contracts with employees for “at will” employment); (v) Contracts containing clauses that prohibit or restrict the Company from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting the Company from engaging in any business; (vi) Contracts that involve aggregate future payments in excess of $15,000; (vii) Contracts that extend for a period of more than 12 months that cannot be canceled by the Company with 30 days or less notice and without further payment or penalty; (viii) Contracts that are loan or credit agreements, security agreements, guarantees, indentures, mortgages, pledges or other agreements or instruments evidencing Indebtedness of the Company; (ix) any power of attorney given by the Company to any Person; (x) each Contract between the Company and any current or former director, officer, or employee (other than Contracts covered by subsection (iv) above; (xi) each other Contract that is otherwise material to the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Company. Trans-West and the Company have provided to the Purchaser true and complete copies of each Contract listed on Schedules 4.16(a) or (b). Each Contract listed on Schedules 4.16(a) or (b) (or required to be set forth on Schedules 4.16(a) or (b)) is a valid, binding and enforceable obligation of Trans-West or the Company, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to the Contracts set forth on Schedules 4.16(a) or (b) (or required to be set forth on Schedules 4.16(a) or (b)): (a) Neither Trans-West, the Company, nor, to the knowledge of the Seller Parties, any other party thereto is in material default under or in violation of any Contract; (b) no event has occurred which (with notice or lapse of time, or both) would constitute such a default or violation by Trans-West or the Company and, to the knowledge of the Seller Parties, there is no such default or violation by the other party to any Contract; and (c) Trans-West and the Company have not released any of its material rights under any Contract.
     4.17 Licenses and Permits. Schedule 4.17 sets forth a true and complete list and description of all licenses, permits and other authorizations of any Governmental Authority held by Trans-West or the Company and used in the conduct of the Company Business. Trans-West and the Company are in compliance with the terms of such licenses, permits and authorizations and there is no pending or, to the knowledge of any of the Seller Parties, threatened, termination, expiration or revocation of any of the foregoing. Except for the licenses, permits and authorizations set forth on Schedule 4.17, to the knowledge of the Seller Parties, there are no licenses, permits or other authorizations, whether written or oral, necessary or required for the conduct of the Company Business.
     4.18 Intellectual Property.
          (a) Neither the Company nor Trans-West owns: (i) Patents, (ii) Copyright registration(s) and applications; (iii) Trademarks (whether registered or not); (iv) Software programs; and (v) Domain Names other than in the names of the Company and Trans-West and the Domain Name www.standardtel.com. Schedule 4.18(a) sets forth all Software used (but not owned) by Trans-West or the Company. All fees associated with maintaining any Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority.
          (b) Except pursuant to a Contract set forth on Schedule 4.16 or as otherwise set forth on Schedule 4.18(a), all of the Intellectual Property used by Trans-West or the Company in the conduct of the Company Business are owned by the Company and the Company has the sole and exclusive right to use such Intellectual Property for the like thereof as currently conducted for any purpose, free from (i) any Liens (except for Permitted Liens incurred in the Ordinary Course of Business) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Neither Trans-West nor the Company has licensed or otherwise granted any right to any Person under any Intellectual Property owned or licensed to Trans-West or the Company or has otherwise agreed not to assert any such Intellectual Property against any Person.
          (c) No director, officer, shareholder, employee, consultant, contractor, agent or other representative of Trans-West or the Company, owns or claims any rights in (nor has any of them made application for) any Intellectual Property used by Trans-West or the Company.
          (d) Except as set forth on Schedule 4.18(d), Trans-West and the Company have entered into confidentiality and nondisclosure agreements with all of their directors, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of Trans-West or the Company to protect the confidentiality and value of such Trade Secrets, and there has not been any breach by any of the foregoing to any such agreement.
          (e) Neither Trans-West nor the Company infringe or otherwise violate any Intellectual Property right of any other Person. None of the Intellectual Property owned by Trans-West or the Company or exclusively licensed to them is being infringed or otherwise violated by any other Person.
          (f) Except as set forth on Schedule 4.10, no claim, demand, complaint, action, suit, proceeding, hearing or investigation has been made or threatened, nor is there any claim, demand, complaint, action, suit, proceeding, hearing or investigation that is pending or, to the knowledge of any of the Seller Parties, is threatened, that (i) challenges the rights of Trans-West or the Company in respect of any Intellectual Property, (ii) asserts that the operation of the business of Trans-West or the Company is, was or will be infringing or otherwise in violation of any Intellectual

Property, or is (except as set forth in a Contract listed on Schedule 4.16) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property or (iii) claims that any default exists under any agreement or arrangement set forth or required to be set forth on Schedule 4.16. Except as set forth on Schedule 4.10, none of the Intellectual Property owned by the Company is or has been subject to any Order, and Trans-West and the Company has not been subject to any Order in respect of any other Person’s Intellectual Property.
          (g) All data and personal information used or maintained by Trans-West or the Company have been collected, maintained, used and transferred in accordance with Trans-West’s or Company’s applicable data protection principles and policies. No Person has claimed any compensation from Trans-West or the Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim.
     4.19 Insurance. Schedule 4.19 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, general liability and other forms of insurance, including title insurance owned or maintained by Trans-West or the Company, all pending claims thereunder, and all resolved claims made thereunder after December 31, 2007. Such policies are in full force and effect, neither Trans-West nor the Company is in default under any of them, all policies are paid in full and no premiums are due prior to June 30, 2008. The limits of liability of all insurance policies of Trans-West and the Company have not been exhausted and/or are not impaired. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. No reservation of rights letter in the defense of claims has been issued by a carrier in connection with a policy set forth on Schedule 4.19. During the last three years, neither Trans-West nor the Company have been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which Trans-West or the Company has applied for insurance or with which Trans-West or the Company has carried insurance. No event relating to Trans-West or the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums, audit adjustment in premiums, experience based liability or loss sharing cost adjustment under any of the insurance policies set forth on Schedule 4.19. The insurance maintained by Trans-West and the Company is sufficient to comply with all applicable Laws and Contracts to which Trans-West or the Company is a party. To the knowledge of any of the Seller Parties, no insurance carrier providing insurance to Trans-West or the Company is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.
     4.20 Financial Statements.
          (a) Schedule 4.20 sets forth true and complete copies of (i) the consolidated balance sheets of the Company as of September 30, 2007, and the related statements of income and members’ equity for the year then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the balance sheet as of May 31, 2008 and the related statements of income and shareholders’ equity for the one-month period then ended (collectively, the “Interim Financial Statements”).
          (b) The Financial Statements present fairly, in all material respects, the financial position, results of operations and member’s equity of the Company, respectively, at the dates and for the time periods indicated. The Interim Financial Statements present fairly in all material respects the financial position, results of operations and members’ equity of the Company, at the date and for the period indicated. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company.
     4.21 Undisclosed Liabilities. Except as reflected in the Interim Financial Statements or as set forth on Schedule 4.21, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business. Except as set forth on Schedule 4.21, Trans-West has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted).
     4.22 Accounts Receivable. All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of the Company’s Business or valid claims as to which full performance has been rendered by the Company. The Company historically has not maintained a reserve for Accounts Receivable. All of the accounts and notes receivable of the Company are, in the aggregate, collectible in full, in the Ordinary Course of the Company’s Business, net of reserve, which the parties hereto agree to set at 5% of the Company’s accounts receivable set forth on the Interim Financial Statements. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company are pending or, to the knowledge of any of the Seller Parties, threatened. All of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are Affiliates or Family Affiliates of the Company, or the Seller Parties. Trans-West has no accounts receivable.
     4.23 Inventories. All inventory related to the Company Business is owned by the Company, and all such inventory is in good and fully useable condition (to the same extent as if such inventory were brand new) and is merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the Ordinary Course of Business as first quality goods at normal mark-ups, except for any inventory that has been written down to realizable fair market value on the Financial Statements. None of such inventory is obsolete, discontinued, damaged, overage, or of below standard quality or merchantability, except for items that have been written down to realizable market value on the Financial Statements. Except as set forth on Schedule 4.23, each item of such inventory is reflected in the books and records of the Company on the basis of a complete physical count and is valued at the lower of cost, on a first-in, first-out basis, or market. Attached to Schedule 4.23 is a list of the Company’s inventory based upon a physical inventory conducted in mid May 2008. The present quantity of such inventory is sufficient to serve adequately the customers of the Company in the Ordinary Course of Business. All inventory is listed for sale by a current supplier of the Company in their current product offering and is in a package or container that has been consistently used in the manufacturing process on an ongoing basis. Finished goods in such inventory conform to the applicable specifications of the Company, including all applicable warranties, whether express or implied, given in connection with the sales of such goods and under Laws, and are free from defects in design, workmanship, and material. The Company maintains sufficient inventories of spare and replacement parts to meet anticipated repair and replacement obligations in the Ordinary Course of the Company Business, under applicable warranties or otherwise. Trans-West has no inventory.

     4.24 Bank Accounts. Schedule 4.24 sets forth a true and complete list of the name and address of (a) each bank with which Trans-West or the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of Trans-West or the Company.
     4.25 Indebtedness. Schedule 4.25 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to Trans-West or the Company as of the Closing Date.
     4.26 Taxes. Except as set forth on Schedule 4.26:
          (a) All Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of Trans-West or the Company, to the extent required to be filed on or before the Closing Date, have been filed when due in accordance with all applicable Laws in all material respects.
          (b) All Returns filed on or before the Closing Date (i) correctly reflect the facts regarding the income, business, assets, operations, activities and status of Trans-West or the Company, as applicable, in all material respects, (ii) were correct and complete in all material respects and (iii) have been prepared in accordance with all applicable Laws. Neither Trans-West nor the Company is a beneficiary of any extension of time within which to file any Return.
          (c) No Return with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.
          (d) Neither Trans-West nor the Company has any Tax liabilities (whether due or to become due) with respect to the income, property and operations of Trans-West or the Company that relate to any Pre-Closing Tax Period, except for Tax liabilities reflected in the Interim Financial Statements or that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Trans-West’s or the Company’s Business.
          (e) Neither Trans-West nor the Company are a party to any contract under which any Person may receive payments characterized as “excess parachute payments” within the meaning of Section 280G of the Code.
          (f) All Taxes owed by Trans-West or the Company (whether or not shown as due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.
          (g) Trans-West and the Company have collected and remitted all Taxes collectible or remittable by either of them on or before the Closing Date.
          (h) Neither Trans-West, the Company, nor any member of any affiliated, consolidated, combined or unitary group of which Trans-West or the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.
          (i) There is no action, suit, proceeding, claim, audit or investigation now pending or, to the knowledge of the Seller Parties, threatened, against or with respect to Trans-West or the Company in respect of any Tax.
          (j) There are no Liens for Taxes upon the assets or properties of Trans-West or the Company, except for Taxes not yet due and payable or not yet delinquent.
          (k) Schedule 4.26 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by Trans-West or the Company.
          (l) Neither Trans-West, the Company, nor the Seller Parties have received written notice of any claim by a Governmental Authority in a jurisdiction where Trans-West or the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.
          (m) Trans-West and the Company have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
          (n) Trans-West and the Company have disclosed on their federal income Tax Returns all positions taken in such Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (o) Neither Trans-West nor the Company are a party to any Tax allocation or sharing agreement.
          (p) Neither Trans-West nor the Company are a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other entity. Neither Trans-West nor the Company have any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise. Trans-West has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.
          (q) Trans-West and the Company have made reserves and allowances on its books to satisfy all of their liabilities for Taxes through the Closing Date.
          (r) Neither Trans-West nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law);

(iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
          (s) Neither Trans-West nor the Company have distributed stock or interest of another Person, or has had its stock or interest distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
          (t) No Seller Party is a foreign person within the meaning of Section 1445 of the Code.
          (u) Schedule 4.26 lists all federal, state, local and foreign income tax Returns filed with respect to Trans-West or the Company for taxable periods ended after December 31, 2004. The Seller Parties have delivered to the Purchaser correct and complete copies of all federal income tax Returns, examination reports, statements of deficiencies assessed against or agreed to by Trans-West and the Company filed or received since December 31, 2004
          (v) Neither Trans-West nor the Company have engaged in any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a reportable or listed transaction, as set forth in Treasury Regulation Sections 1.6011-4(b)(1) and 1.6011-4(b)(2).
     4.27 Customers and Suppliers.
          (a) Customers. Schedule 4.27(a) sets forth the 20 largest customers of the Company measured by dollar volume of sales for the fiscal year ended December 31, 2007 (the “Material Customers”). (i) All Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Company from the levels achieved during the fiscal year ended December 31, 2007, other than in the Ordinary Course of Business; (ii) since the fiscal year ended December 31, 2007, no Material Customer has terminated its relationship with the Company or, to the knowledge of any of the Seller Parties, have threatened to do so; and (iii) the Company is not involved in any material claim, dispute or controversy with any Material Customer. Except as set forth on Schedule 4.27(a), the relationship of the Company with the Material Customers is currently on a good and normal basis, and Seller has not experienced any problems with the Material Customers since December 31, 2007. To the best of any of the Seller Parties’ knowledge, the transactions contemplated hereby will not adversely affect the Company’s relations with any of the Material Customers.
          (b) Suppliers. Schedule 4.27(b) sets forth the 5 largest suppliers of the Company measured by dollar volume of sales for the fiscal year ended December 31, 2007 (the “Material Suppliers”). (i) All Material Suppliers continue to be suppliers of the Company, and none of such Material Suppliers has reduced materially the Company’s business from the levels achieved during the fiscal year ended December 31, 2007 other than in the Ordinary Course of Business; (ii) since the fiscal year ended December 31, 2007, no Material Supplier has terminated its relationship with the Company or, to the knowledge of any of the Seller Parties, have threatened to do so; and (iii) neither the Company is involved in any material claim, dispute or controversy with any Material Supplier. To the knowledge of any of the Seller Parties, no supplier to the Company supplies goods or services used in connection with the Company’s business not available from another source, except as set forth on Schedule 4.27(b). The relationship of the Company with the Material Suppliers is currently on a good and normal basis, and Seller has not experienced any problems with the Material Suppliers since December 31, 2007. To the best of any of the Seller Parties’ knowledge, the transactions contemplated hereby will not adversely affect the Company’s relations with any of the Material Suppliers.
     4.28 Related Party Transactions. Except as listed on Schedule 4.28, neither the Company, the Seller Parties, any of their respective Affiliates or Family Affiliates, nor any current or former director, officer or employee of Trans-West or the Company, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Trans-West or the Company or (ii) in any material property, asset or right that is owned or used by Trans-West or the Company in the conduct of the Company Business or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with Trans-West or the Company. Except as listed on Schedule 4.28, there is no outstanding Indebtedness of any current or former director, officer, employee or consultant of the Company or the Seller Parties or any of their respective Affiliates or Family Affiliates to Trans-West or the Company.
     4.29 Brokers. Except as set forth on Schedule 4.29, no Person has acted directly or indirectly as a broker, finder or financial advisor the Company or the Seller Parties in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any of the transactions contemplated by this Agreement.
     4.30 Disclosure. The Seller Parties hereby represent and warrant to the Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure schedules accompanying this Agreement and initialed by the parties. Neither the Seller Parties, Trans-West, nor the Company have withheld from the Purchaser any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of Trans-West or the Company. Neither this Agreement (including the exhibits and schedules hereto), the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Purchaser by or on behalf of any of the Seller Parties or the Company in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or therein not misleading.
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller Parties as follows:
     5.1 Existence and Good Standing. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of State of Florida

     5.2 Power. The Purchaser has the limited liability company power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.
     5.3 Validity and Enforceability. The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller Parties, represent the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of the Purchaser is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
     5.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder will (a) violate or conflict with the Purchaser’s Articles of Organization or Operating Agreement or any Law or Order or (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage commitment, contract, agreement, license or other instrument or oral understanding to which the Purchaser is a party.
     5.5 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Purchaser.
ARTICLE VI TAX MATTERS
     6.1 Returns; Taxes.
          (a) Allocation of Income and Losses of the Company. The transfer of the Interest of ProLogic to Purchaser shall be deemed effective on the Closing Date, and, accordingly, ProLogic’s pro rata share of all income or loss (including separately stated items) of the Company for periods prior to the Closing shall be allocated to ProLogic and the Purchaser’s pro rata share of all income or loss (including separately stated items) of the Company for periods from and after the Closing shall be allocated to the Purchaser. ProLogic shall be solely responsible for filing all Returns and paying all Taxes related to the income of the Company allocated to it pursuant to the prior sentence, and the Purchaser shall be solely responsible for filing all Returns and paying all Taxes related to the income of the Company allocated to it pursuant to the prior sentence.
          (b) Trans-West Returns Filed After the Closing Date. The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, at its expense, the Returns for Trans-West for all periods ending on or prior to the Closing Date that are due after the Closing Date, but

Purchaser shall permit the Seller Representative to review and comment on each such Return described in the preceding sentence prior to filing and shall make such revisions to such Returns as are reasonably requested by the Seller Representative. Trans-West shall pay or cause to be paid any Tax liabilities due in connection with the Returns referenced in the prior sentence; provided, however, the Trans-West Shareholders shall cause Trans-West, on or prior to Closing, to establish an adequate reserve on its books to satisfy all of its liabilities for Taxes accruing on or prior to the Closing Date and shall jointly and severally indemnify Trans-West for any deficiency in such reserve.
          (c) Allocation of Taxes. For purposes of this Section 6.1, (i) with respect to any Tax return covering a Tax period that includes but does not end on the Closing Date, the amount of any Taxes based on or measured by income or receipts of Trans West or the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of any other Taxes of Trans West or the Company that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the Tax period covered by such Tax return.
          (d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Purchaser in connection with this Agreement and the Ancillary Agreements will be borne and paid by the Purchaser when due, and all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Seller Parties or the Company in connection with this Agreement and the Ancillary Agreements will be borne and paid by the Seller Parties.
     6.2 Cooperation; Audits. In connection with the preparation of all the Returns referenced in Section 6.1 above, as well as all related audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed in connection therewith, the parties hereto shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.
     6.3 Controversies. The Purchaser shall promptly notify the Seller Parties in writing upon receipt by the Purchaser or any Affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which any of the Seller Parties may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Seller Parties, at their expense, will have the exclusive authority to represent the interests of Trans-West or the Company with respect to any Tax Matter before the IRS or any other Taxing Authority and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries and settling audits; provided, however, that the Seller Parties will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Purchaser, Trans-West, the Company or any Affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the Closing Date and ending after the

Closing Date, without the prior written consent of the Purchaser, which consent may not be unreasonably withheld or delayed. The Seller Parties shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Seller Parties shall, in good faith, allow the Purchaser to consult with them regarding the conduct of or positions taken in any such proceeding.
     6.4 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Trans-West or the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.
ARTICLE VII INDEMNIFICATION
     7.1 General Indemnification Obligation.
          (a) The Seller Parties, jointly and severally, shall indemnify and hold harmless the Purchaser, Brookside, the Company and their respective officers, directors, employees, agents, representatives and Affiliates from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively, the “Losses”) by any of the foregoing arising out of or otherwise in respect of (i) any inaccuracies in any representation or warranty, or any breach of any covenant or agreement, of the Seller Parties contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement; (ii) any Indebtedness of the Company not fully paid on the Closing Date other than the Permitted Leases and Notes; (iii) any Taxes in respect of the Pre-Closing Tax Period; (iv) any liability, obligation or Indebtedness of any of the Seller Parties; and (v) any and all complaints, actions, audits, suits, proceedings, hearings or investigations of any Person or Governmental Authority arising out of, or relating to, the business, operations or actions of Trans-West or the Company and their respective predecessors, officers, directors, employees, agents and representatives on or prior to the Closing Date, including but not limited to the California State Board of Equalization audit disclosed on Schedule 4.10 hereto.
          (b) The Purchaser shall indemnify and hold harmless the Seller Parties from and against any and all Losses by the Seller Parties arising out of or otherwise in respect of (i) any inaccuracies in any representation or warranty, or any breach of any covenant or agreement, of the Purchaser contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement; (ii) any Taxes in respect of the Post-Closing Tax Period; (iii) any failure to pay the Permitted Leases and Notes; and (iv) any and all complaints, actions, suits, proceedings, hearings or investigations of any Person or Governmental Authority arising out of, or relating to, the business, operations or actions of the Company and its respective predecessors, officers, directors, employees, agents and representatives on or after the Closing Date.
     7.2 Notice and Opportunity to Defend.
          (a) Notice of Asserted Liability. As soon as is reasonably practicable after any of the Seller Parties become, on the one hand, or the Purchaser becomes, on the other hand, aware of any claim that it or they has or have under Section 7.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of the Liability Claim (a “Claims

Notice”) to the other party (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except and only to the extent that such delay or failure has prejudiced the Indemnifying Party.
          (b) Opportunity to Defend. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article VII, to assume and conduct the defense of such Liability Claim, in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Liability Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) through (iii) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 7.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (y) grants any injunctive or equitable relief, or (z) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.
     7.3 Survivability; Limitations.
          (a) The representations and warranties of the Seller Parties and the Purchaser contained in this Agreement or in any Ancillary Agreement shall survive for a period of three (3) years after the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or an inaccuracy in the representations and warranties set forth in Section 4.11 (Compliance with Laws), Section 4.14 (Employee Benefit Plans), Section 4.15 (Environmental) and Section 4.26 (Taxes) shall be thirty (30) days after the expiration of the applicable statute of limitations (taking into account any extensions, suspension or tolling under applicable Law); (ii) there will be no Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 4.1 (Existence and Good Standing), Section 4.2 (Power), Section 4.3 (Validity and Enforceability), Section 4.4 (Capitalization of the Company), Section 4.7(a) (Title), Section 4.25 (Indebtedness) and Section 4.29 (Brokers) (the representations and warranties set forth in clauses (i) and (ii) of this Section 7.3(a) are, collectively, the “Excluded Representations”) and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 7.2(a) on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Seller Parties and the Purchaser contained in this Agreement shall survive after the Closing Date in accordance with their terms for an indefinite period.
          (b) Setoff. In addition to all other rights and remedies that the Purchaser may have, the Purchaser shall have the right to setoff, against the Stock Holdback, any sums for which the Purchaser is entitled to indemnification under this Section 7. The Purchaser’s rights to indemnification under this Section 7 shall not be in any manner limited by or to this right of setoff. Further, if any Liability Claims are pending at a time when the Purchaser is required to pay or deliver any amount due to any of the Seller Parties, then the Purchaser shall have the right, upon notice to the Seller Parties, to withhold from such payment, until final determination of such pending Liability Claims, the total amount for which the Seller Parties may become liable as a result thereof, as determined by the Purchaser reasonably and in good faith.
          (c) Indemnity Threshold. Except as provided in Section 7.3(a), no amount shall be payable by the Purchaser, on the one hand, or Seller Parties, on the other hand, under Section 7 unless and until the aggregate amount otherwise payable by Purchaser, on the one hand, or Seller Parties, on the other hand, under this Section 7 exceeds $50,000 (the “Indemnity Threshold”). At such time as the total aggregate amount payable by Purchaser, or the Seller Parties as the case may be, exceeds the Indemnity Threshold, the applicable Indemnitee(s) shall be entitled to be indemnified against the full amount of all damages that have been incurred or suffered by such Indemnitee(s) in connection with the transactions contemplated by this Agreement (and not merely the portion of such damages exceeding the Indemnity Threshold).
          (d) Indemnity Limitation. Except as provided in Section 7.3(e), neither Purchaser, on the one hand, nor the Seller Parties, on the other hand, shall have liability pursuant to this Sections 7 in excess of (I) $1,000,000 plus (ii) the Stock Holdback.
          (e) Exceptions to Limitations. None of the limitations set forth in Sections 7(c) or (d) shall apply in the case of any Liability Claim involving (i) recklessness, intentional misrepresentation, fraud or a criminal matter, (ii) the California State Board of Equalization audit disclosed on Schedule 4.10 or (iii) any penalty for the late filing of the Return for Trans-West for the fiscal year ended September 30, 2007.
          (f) General. The foregoing indemnification is given solely for the purpose of protecting the Parties to this Agreement and the Indemnified Parties and shall not be deemed to extend to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.
ARTICLE VIII CONFIDENTIALITY; PUBLIC DISCLOSURE
     8.1 Confidentiality.
          (a) From and after the date hereof until the Closing, without the prior written consent of the Purchaser, the Seller Parties shall not, except on behalf of the Purchaser, directly or indirectly, use any of the Purchaser’s Confidential Information (as defined below) for the Seller Parties’ own purposes or for the benefit of any other Person or disclose any of Purchaser’s Confidential Information to any Person. As used herein, the term “Purchaser’s Confidential Information” means (i) all of the confidential business information, trade secrets, (as defined under applicable statute or common law) innovations and inventions, expertise and know-how, customer information, pricing information, vendor information, intellectual property and other non-public information concerning the Purchaser’s Business (as defined below) or the Company Business and (ii) except as set forth below, any and all information relating to the terms of the transactions contemplated by this Agreement. As used herein, the term “Purchaser’s Business” means the business of the Purchaser as conducted on and prior to the date hereof, as well as the business that the Purchaser is acquiring pursuant hereto. “Purchaser’s Confidential Information” does not include information which: (i) is in or enters the public domain or is or becomes generally known in the industry without breach of the confidentiality obligations in this Agreement; or (ii) is received by the Seller Parties from a third party without any breach of any obligation of confidentiality in respect of such information provided that the receipt of such information is not subject to any obligations of confidentiality. Notwithstanding the foregoing, the Seller Parties may disclose Purchaser’s Confidential Information in the following circumstances: (A) disclosure to third parties to the extent that the Purchaser’s Confidential Information is required to be disclosed pursuant to a court order or as otherwise required by law, provided that the Seller Parties promptly notify the Purchaser as early as practicable upon learning of such requirement; and (B) disclosure to legal counsel for the Seller Parties, accountants or professional advisors to the extent necessary for them to advise upon the interpretation or enforcement of this Agreement.
          (b) From and after the Closing, the Purchaser and Seller Parties will be bound by the Restrictive Covenant Agreement entered into by the Seller Parties and the Purchaser.
     8.2 Press Releases. Each party hereto agrees that, unless approved by the other party in advance, which consent shall not be unreasonably withheld, such party will not make any public announcement, issue any press release or other publicity or, except as contemplated in this Agreement, confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each party hereto reserves the right to make any disclosure if such party, in its reasonable discretion, deems such disclosure required by law. In that event, such party shall use reasonable efforts to provide to the other party the text of such disclosure sufficiently in advance to enable the other party to have a reasonable opportunity to comment thereon.

ARTICLE IX ADDITIONAL AGREEMENTS
     9.1 Insurance. The Seller Parties shall ensure that the Purchaser has the right to assert pre-closing occurrence not reported until post-closing against Trans-West’s or the Company’s insurance policies. The Seller Parties shall ensure that the Purchaser has granted cost (no deductible) coverage under Trans-West’s or the Company’s insurance policies for all claims covered by insurance, as the case may be.
     9.2 No Other Bids. In consideration of the substantial expenditure of time, effort and expense to be undertaken by the Purchaser in connection with its due diligence review and the consummation of the transactions contemplated hereby, the Seller Parties represent and warrant that upon the execution hereof and until the Closing Date, unless this Agreement is terminated pursuant to Article XI herein, they will not, and will not permit Trans-West or its representatives, officers, directors, shareholders or employees to initiate, negotiate or discuss with any other person or entity (other than the other party hereto) the sale and purchase of Trans-West, or a substantial interest therein, whether by purchase of assets or stock, merger or other transaction. The Seller Parties further agree that they will disclose to Purchaser any bona fide offers or written inquiries it receives regarding any such proposal or offer during this period.
     9.3 Ordinary Course. At all times prior to the Closing, the Seller Parties shall carry on the Company Business in the Ordinary Course of Business and to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby, provided, further, without limitation of the foregoing, and subject to the provisions of Section 12.2, that they shall not:
          (a) allow Trans-West to undertake any operations, enter into any Contracts, other than as contemplated hereby, or incur any Indebtedness or other liabilities or obligations.
          (b) issue or sell, or contract to issue or sell, any shares of Trans-West’s capital stock or any securities convertible into or exchangeable for shares of capital stock of Trans-West or securities, warrants, options or rights to purchase any of the foregoing;
          (c) issue or sell, or contract to issue or sell, any membership interest or any other equity in the Company or any securities convertible into or exchangeable for membership interest or any other equity of the Company or securities, warrants, options or rights to purchase any of the foregoing;
          (d) purchase or redeem any membership interests of the Company;
          (e) other than distributions to the Members necessary to distribute cash to pay the Tax obligations of the Members prior to Closing arising from the net income earned by the Company prior to Closing, declare or pay any distributions or agree to make any other distribution with respect to any membership interests of the Company;

          (f) amend the Company’s Articles of Organization or Operating Agreement;
          (g) increase the compensation paid to any officer, director or employee of the Company, other than in the Ordinary Course of Business;
          (h) deplete the Company’s working capital or fail to pay any obligation in a timely manner (except obligations disputed in good faith),
          (i) borrow any amount or incur or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business; and (iii) borrowings under lines of credit existing on such date;
          (j) waive any rights of value or suffer any losses in the Ordinary Course of Business;
          (k) take any other action or enter into any other transaction (including any transactions with employees, Affiliates, members or their respective Family Affiliates) other than in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;
          (l) (i) make or grant any increase in any Employee Plan, or amend or terminate any existing Employee Plan, or adopt any new Employee Plan or (ii) make any commitment or incur any liability to any labor organization;
          (m) make any capital expenditures or commitments therefore outside of the Ordinary Course of Business;
          (n) make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;
          (o) make any write-off or write-down of or make any determination to write-off or write-down any of its assets and properties;
          (p) make any change in its general pricing practices or policies or any change in its credit or allowance practices or policies, including, but not limited to, accelerating the collection of accounts receivable or other obligations owed to the Company in the Ordinary Course of Business.
          (q) enter into any amendment, modification, termination (partial or complete) or grant any waiver under or give any consent with respect to any Contract that is required to be disclosed in the schedules to this Agreement; or
          (r) commence or terminate any line of business.

     9.4 California State’s Contract’s License. The Seller Parties have informed Purchaser that the California State Contractor’s License used by the Company is owned by Trans-West, and the individual licensee of record for such license is Herbert C. Rosen. Seller Parties hereby represent that such arrangement is in compliance with applicable law, and Mr. Rosen hereby agrees to take all actions necessary to allow the Company to continue to use the license and to maintain the license for a period equal the greater of one year or until such time as Purchaser or it’s representative becomes qualified to serve as the individual licensee of record.
ARTICLE X CONDITIONS PRECEDENT
     10.1 Conditions to Each Party’s Obligation. The respective obligation of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:
          (a) Approval. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.
          (b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.
          (c) Assignment of Leases. The Real Property Leases with respect to the Sacramento and Dublin properties, set forth in Schedule 4.7(b), shall have been assigned to and assumed by the Company from ProLogic.
     10.2 Conditions of Obligations of the Purchaser. In addition to the conditions set forth in Section 10.1, the obligations of the Purchaser to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by the Purchaser:
          (a) Due Diligence. The results of the Purchaser’s due diligence investigation (the “Due Diligence Investigation”), must be acceptable to the Purchaser in its sole discretion. The Purchaser will have until thirty (30) days after the execution of this Agreement to complete its Due Diligence Investigation (the “Due Diligence Period”). If, prior to the expiration of the Due Diligence Period, the Purchaser determines that based upon its Due Diligence Investigation it is unwilling to proceed with the Closing, then this Agreement will immediately terminate and the Purchaser will not be required to consummate the transactions contemplated hereby.
          (b) Representations and Warranties. The representations and warranties of the Seller Parties set forth in this Agreement, when read together with the Schedules, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Purchaser shall have received a certificate signed by the Seller Parties to such effect.
          (c) Performance of Obligations of the Seller Parties. The Seller Parties shall have performed all obligations required to be performed by them under this Agreement with respect to Trans-West and the Company prior to the Closing Date, and the Purchaser shall have received a certificate signed by the Seller Parties to such effect.
          (d) No Material Adverse Change. There shall have been no Material Adverse Effect.
          (e) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained in a form acceptable to the Purchaser in its sole but reasonably exercised discretion, including the consents of the parties to the Contracts set forth in Schedule 4.6.
          (f) Closing Deliveries. The Seller Parties shall have delivered, or cause to be delivered, to the Purchaser at or prior to the Closing all of the documents or items set forth in Section 3.2.
          (g) Indebtedness; Release of Security Interests. All Indebtedness, obligations and liabilities of Trans-West or the Company, other than the capital equipment and automobile leases and promissory notes set forth on Schedule 10.2(g) (the “Permitted Leases and Notes”) shall have been paid by Trans-West or the Company on or prior to the Closing, and the Seller Parties’ shall have good and marketable title to the Shares or Interests, free and clear of all Liens. Any Liens filed against the Company’s assets shall have been released.
          (h) Opinion of Counsel to the Seller Parties. The Purchaser shall have received from Sheppard Mullin Richter & Hampton LLP, counsel for the Seller Parties, the opinion as of the Closing Date, in substantially the form attached hereto as Exhibit D.
          (i) Financing. Purchaser shall have received financing in an amount not less than the Cash Component from reputable financial institution(s) at rates comparable and competitive to the industry for similar financing.
          (j) Shareholder Loans. All loans from shareholders, members, managers, officers or directors to either the Company or Trans-West shall have been surrendered and cancelled. Further, all Trans-West Shareholders and all ProLogic Shareholder shall have repaid to Trans-West and the Company, as applicable, all sums loaned or advanced to them by Trans-West or the Company, and all members of the Company shall have repaid any sums loaned or advanced to them by the Company.
     10.3 Conditions of Obligation of the Seller Parties. The obligations of the Seller Parties to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by the Seller Parties:
          (a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller Parties shall have received a certificate signed by the chief executive officer of the Purchaser to such effect.

          (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and the Seller Parties shall have received a certificate signed by the chief executive officer of the Purchaser to such effect.
          (c) Closing Deliveries. The Purchaser shall have delivered or cause to be delivered, the Seller Parties at or prior to the Closing all of the Closing all of the documents or items set forth in Section 3.3.
          (d) Termination of Guarantee. Promotico shall have been released of all obligations pursuant to the Vehicle Loan Guarantee Transfers with respect to the 2007 Chevrolet HHRs set forth in Schedule 4.7(c).
ARTICLE XI TERMINATION AND WAIVER
     11.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Purchaser and the Seller Parties;
          (b) by either the Purchaser or the Seller Parties in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Ancillary Agreements and such order, decree, ruling or other action shall have become final and nonappealable;
          (c) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Seller Parties contained in this Agreement shall not have been true and correct when made and as of the Closing Date, (ii) the Seller Parties’ shall not have complied with any covenant or agreement to be complied with by Seller Parties’ and contained in this Agreement unless such covenant or agreement is capable of being cured and is cured by the Seller Parties’ within five (5) days written notice thereof by the Purchaser, (iii) any of the conditions to closing set forth in Sections 10.1 or 10.2 of this Agreement shall not have been satisfied, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the conditions hereof to be performed or complied with by it prior to the Closing, or (iv) Trans-West or the Company make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Trans-West or the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of their debts under any Law relating to bankruptcy, insolvency or reorganization;
          (d) by the Seller Parties if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct when made and as of the Closing Date, (ii) the Purchaser shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement unless such covenant or agreement is capable of being cured and is cured by the Purchaser within five (5) days written notice thereof by the Seller Parties, (iii) any of the conditions to closing set forth in Sections 10.1 or 10.3 of this Agreement shall not have been satisfied, unless such failure shall be due to the failure of the Seller Parties to perform or comply with any of the conditions hereof to be performed or complied by it prior to the Closing, or (iv) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or
          (e) by either the Purchaser or the Seller Parties if the Closing shall not have occurred by August 31, 2008, provided the failure to so close is not the result of the breach of this Agreement by the party so wishing to terminate the Agreement.
     11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party, provided, however, that Article VII and Sections 12.1, 12.2 and 12.9 hereof shall survive any termination; provided, further, that nothing herein shall relieve a party hereto from liability for a breach of any of its representations, warranties, agreements and covenants contained in this Agreement.
     11.3 Waiver Either party to this Agreement may (a) extend the time for the performance of any of the any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
ARTICLE XII MISCELLANEOUS
     12.1 Further Assurances. From and after the Closing Date, at the request of the Purchaser, the Seller Parties shall execute and deliver or cause to be executed and delivered to the Purchaser such other agreements or instruments, in addition to those required by this Agreement, as the Purchaser may reasonably request, in order to implement the transactions contemplated by this Agreement. From and after the Closing Date, at the request of the Seller Parties, the Purchaser, Trans-West and the Company shall execute and deliver or cause to be executed and delivered to the Seller Parties, such other agreements or instruments, in addition to those required by this Agreement, as the Seller Parties may reasonably request, in order to implement the transactions contemplated by this Agreement.
     12.2 Expenses. Each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby; provided, the Company shall pay the legal fees and expenses to be paid by the Seller Parties hereunder.

     12.3 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other parties to this Agreement. Notwithstanding the previous sentence, the Purchaser may, without the consent of the Seller Parties, assign its rights under this Agreement to any lender of the Purchaser or to any Affiliate of the Purchaser.
     12.4 Headings. The headings contained in this Agreement are included for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     12.5 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     12.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The word "knowledge” shall mean actual knowledge or knowledge obtained or obtainable in the exercise of reasonable diligence in the normal course of business or conduct of duties.
     12.7 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.
     12.8 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly delivered and given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

          If to Seller Parties:
Trans-West Network Solutions
c/o Michael Promotico
1385 Nightshade Road,
Carlsbad, CA 92011
Facsimile No.: 800-503-6695
ProLogic Communications, Inc.
c/o Craig Scarborough
P.O. Box 515
Glen Ellen, CA 95864
Facsimile No.: (916) 394-6255
Michael Promotico
1385 Nightshade Road,
Carlsbad, CA 92011
Facsimile No.: 800-503-6695
Herbert C. Rosen
5371 West Linda Lane
Chandler, AZ 85226
Facsimile No.: (602) 344-7408
Sam Standridge
408 10th Street
Manhattan Beach, CA 90266
Facsimile No.: (562) 216-7755
Peggy Standridge
408 10th Street
Manhattan Beach, CA 90266
Facsimile No.: (562) 216-7755
Craig Scarborough
P.O. Box 515
Glen Ellen, CA 95864
Facsimile No.: (916) 394-6255
Keith Askew
3608 Tolenas Court
Sacramento, CA 95864
Facsimile No.: (916) 394-6294
          with a copy to:

Robert G. Sbardellati, Esq.
Sheppard Mullin Richter & Hampton LLP
501 W. Broadway, 19th Floor
San Diego, CA 92101
Facsimile No.: (619) 515-4132
          If to the Purchaser:
Standard Tel Acquisition, Inc.
15500 Roosevelt Blvd., Suite 101
Clearwater, FL 33760
Attn: Michael Nole
Telephone: (727) 535-2151
Facsimile: (813) 854-1045
          with a copy to:
Shumaker, Loop & Kendrick, LLP
Suite 2800
101 East Kennedy Boulevard
Tampa, Florida 33602
Attention: Julio C. Esquivel, Esq.
Facsimile No.: (813) 229-1660
Any party may change its address or facsimile number for the purposes of this Section 12.8 by giving notice as provided in this Agreement.
     12.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of law. By execution and delivery of this Agreement, each of the parties submits to the exclusive jurisdiction of the U.S. District Court for the Middle District of Florida, and the Circuit Court in and for Hillsborough County, Florida, as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder and the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).
     12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed as of the day and year first written above.

“PURCHASER”

Standard Tel Acquisition, LLC

Michael Nole, Chief Executive Officer

“SELLER PARTIES”

Michael Promotico

Craig Scarborough

Keith Askew

Herbert C. Rosen

Sam Standridge

Peggy Standridge

ProLogic Communications, Inc.

By: Craig Scarborough
Name:
Title:

[Signature page to Stock and Membership Interest Purchase Agreement]

EXHIBIT A
ESCROW AGREEMENT

EXHIBIT B
RESTRICTIVE COVENANT AGREEMENT

EXHIBIT C
RELEASE
                                        , 2008

Ladies and Gentlemen:
                                              (the “Releasor”) is a party to that certain Stock and Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), with Standard Tel Acquisition, LLC (the “Purchaser”). The Releasor hereby acknowledges that the delivery of this instrument is a condition to the consummation of the transactions contemplated by the Purchase Agreement. Terms used but not defined in this Release shall have the meanings set forth in the Purchase Agreement.
          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Releasor hereby fully waives, releases, relinquishes and terminates, and agrees to take any action, to the extent required, to fully waive, release, relinquish and terminate, any and all rights under or granted in connection with (a) the Shares and the Interests (including any options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments of any kind obligating the Company or Trans-West to issue shares of capital stock, membership interest or other equity securities, or any rights to the payment of dividends or distributions) owned beneficially or of record by the Releasor, (b) any Contracts between the Releasor and the Company, except for the rights set forth in the Purchase Agreement or the Ancillary Agreements, or (c) any indebtedness owed by the Company or Trans-West to any of the Releasors.
          The Releasor hereby acknowledges that, in connection with the transactions contemplated by the Purchase Agreement, the Releasor has received all that the Releasor is entitled to receive in connection with any prior ownership interest in the Company other than any deferred Purchase Price as contemplated by the Purchase Agreement. Other than as set forth in the Purchase Agreement and the Ancillary Agreements, the Releasor hereby fully, finally and forever releases, discharges, quit claims and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title or interest (collectively, the “Claims”) against, each of the Purchaser, the Company, Trans-West and their respective successors and assigns and any Affiliate of the foregoing (the “Company Released Persons”), of, from and with respect to any and all claims, counterclaims, debts, covenants, agreements, obligations, liabilities, actions or demands of any kind or character in connection with any prior ownership interest in the Company or Trans-West by the Releasor or any indebtedness owed by the Company or Trans-West to any of the Releasors.
          Further, the Releasor hereby fully, finally and forever releases, discharges, quit claims and covenants not to sue and otherwise agrees not to enforce any Claims against each of the Company Released Persons, of, from and with respect to any and all Claims, counterclaims, debts, covenants, agreements, obligations, liabilities, actions or demands of any kind or character based upon any fact or circumstance, whether known or unknown, suspected or unsuspected, which presently exist or have ever existed in the past, that the Releasor has or may have in any manner whatsoever, either singly or jointly with others, against any of the Company Released Persons. Notwithstanding the foregoing, this paragraph shall not apply to (a) any and all Claims arising out of or related to the enforcement of any and all rights under the terms of the Purchase Agreement or any Ancillary Agreement to which Releasor is a party and (b) any and all Claims by any governmental authority or agency including, but not limited to, any Claims (i) by the IRS or any other state or local taxing authority, (ii) relating to state, local or federal income taxes of the Company or its Releasors, (iii) by the Environmental Protection Agency or (iv) relating to any environmental or similar laws with respect to the Company or its Releasors.
          This instrument shall be governed by, and construed in accordance with, the laws of the State of Florida.
Very truly yours,

EXHIBIT D
OPINION OF COUNSEL OF SELLER PARTIES